EXHIBIT 10.1

SPONSORED RESEARCH AGREEMENT

This agreement is for performance of a project by and between Iowa State University with offices at 1138 Pearson Hall, Ames, IA 50011-2207 (“ISU”), and Polyphenol Technologies Corporation, 100 Overlook Drive, 2nd Floor, Princeton, New Jersey 08540 (“Sponsor”).

WHEREAS, ISU and Sponsor desire to conduct a project as detailed in Exhibit A attached hereto.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1 Project

The scope of work, timeline and budget (hereinafter “Project”) are detailed in Exhibit A and incorporated herein.

ARTICLE 2 Period of Performance

The period of performance for this agreement is February 1, 2007 thru January 31, 2010.  No change in the dates of the period of performance shall be made unless agreed to in writing by all parties to this agreement.

ARTICLE 3 Key Personnel

Sponsor’s key contact for the agreement is Greg Wujek, President, CEO, Polyphenol Technologies Corporation.  ISU’s Principal Investigator for this project shall be Dr. George Kraus.

ARTICLE 4 Reports and Other Deliverables

ISU shall provide progress reports, if any, as set forth in Exhibit A.

ARTICLE 5 Expenditures and Payment of Invoices

As compensation for this fixed priced agreement, Sponsor agrees to pay ISU for performance of work in the amounts as specified in Exhibit B. Invoices from ISU shall be sent according to the schedule in Exhibit B. Payment will be made by PTC to ISU upon receipt of proper invoice from ISU.

ARTICLE 6 Publication

ISU may publish the results of the Project, but will send all publications to Sponsor at least thirty (30) days prior to public disclosure to provide opportunity for review and comment. ISU shall consider Sponsor’s comments and suggested modifications.  If Sponsor raises no objection within the notification period above, then ISU has the right to proceed with publication.

ARTICLE 7 Confidentiality

The Parties acknowledge that it may be necessary to disclose information to the other Party that is considered proprietary or confidential ("Confidential Information"). If the provider of information considers the information as Confidential Information, it shall be identified as such in writing or marked “CONFIDENTIAL”.  If orally disclosed to or observed by the recipient, Confidential Information shall be reduced to writing by the provider, marked “CONFIDENTIAL,” and delivered to recipient within thirty (30) days of disclosure. Confidential Information shall be maintained as confidential for three (3) years from the completion of this agreement.

ARTICLE 8 Intellectual Property

Subject to any pertinent obligations to other sponsors and the federal government, including the provisions of Public Laws 96-517 and 98-620, intellectual property which results from this Project which is created solely by ISU employees will be owned by ISU, intellectual property created solely by Sponsor employees will be owned by Sponsor, intellectual property created jointly by ISU employees and Sponsor’s employees will be owned jointly by ISU and Sponsor.

ARTICLE 9 Termination/Cancellation

This agreement may be terminated by either party at any time upon issuing of written notice sixty (60) days prior to termination or at any time upon mutual agreement of the parties. ISU shall be compensated for all actual and allowable expenses and all uncancellable obligations properly incurred prior to the termination.

ARTICLE 10  Entire Agreement

This Agreement, including any exhibits, attachments and provisions incorporated by reference, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

ARTICLE 11 Agreement Execution

This Agreement may be executed in any number of counterparts and/or by facsimile.  Each such counterpart and/or facsimile copy shall be deemed an original instrument, and all of which, together, shall constitute one and the same executed Agreement.

IOWA STATE UNIVERSITY

SPONSOR

/s/ Dr. George Kraus                   March 22, 2007

/s/ Greg Wujek               April 3, 2007

Dr. George Kraus

Date

Greg Wujek                   Date

Principal Investigator

President, Chief Executive Officer

/s/ Matthew Bailey                      April 2, 2007

Matthew Bailey

Date

Director of Industry Initiatives

EXHIBIT A

ISU will synthesize derivatives of Type A-1 polyphenol to be sent to specified Sponsor location for testing.  As per requested by Sponsor, ISU will send exact amounts of each compound along with the corresponding chemical structure(s) to specified location.  Each month ISU will send a total of 5 compounds for review.  Sponsor will provide ISU with results of the assays.

Synthesis of A-type procyanidins (Dr. George A. Kraus, Iowa State University)

Dr. Kraus and his two researchers will increase the diversity of A-type procyanidins that will be submitted for testing.  The procyanidins will have the general structure shown below.  The synthetic route will begin with commercially available catechin and phloroglucinol.  The synthetic route will involve efficient reactions to stereoselectively form diverse analogs.  Dr. Kraus will send all synthetic compounds for biological testing.

The chemistry department at Iowa State is well equipped for the research described in the proposal.  The department has an in-house stockroom, glassblower, electronics shop and instrument services.  The Kraus group has fifteen benches with hoods in two modern, air-conditioned laboratory rooms of over 2,000 square feet.  There is a computer room and a room for research group meetings on the same floor.

EXHIBIT B

Budget justification

PTC to Pay $204,686 to ISU:

a. The payment schedule is:

(1) Year 1: $62,251 to ISU in 4 quarterly installments, the first of which is due to ISU 3 months from the previous payment; and

(2) Year 2: $70,295 to ISU in 4 quarterly installments, the first of which is due to ISU 3 months from the previous payment.

(3) Year 3: $72,140 to ISU in 4 quarterly installments, the first of which is due to ISU 3 months from the previous payment.

b. Make checks or money orders payable to Iowa State University, cite Kraus proposal 05-1072 thereon and send to:

Sponsored Programs Accounting

3609 ASB

Ames, Iowa  50011-3609

4. PTC may pay the travel and per diem of ISU scientific representatives traveling pursuant to this Agreement if such payment receives the prior approval of the appropriate ARS Area Director.

ESTIMATED BUDGET

TOTAL YEARS

ISU to Receive from PTC
A. Salaries and Wages	117,038
B. Equipment	0
C. Materials and Supplies	22,204
D. Travel a. Domestic b. Foreign
E. Facilities
F. Other Direct Costs	0
G. TOTAL DIRECT COSTS	139,242
H. Indirect Costs	65,444
I. TOTAL COSTS…$	204,686

YEAR 1

ISU to Receive from PTC
A. Salaries and Wages	32,143
B. Equipment	0
C. Materials and Supplies	10,204
D. Travel a. Domestic b. Foreign
E. Facilities
F. Other Direct Costs	0
G. TOTAL DIRECT COSTS	42,347
H. Indirect Costs	19,904
I. TOTAL COST…$	62,251

YEAR 2

ISU to Receive from PTC
A. Salaries and Wages	41,820
B. Equipment	0
C. Materials and Supplies	6,000
D. Travel a. Domestic b. Foreign
E. Facilities
F. Other Direct Costs
G. TOTAL DIRECT COSTS	47,820
H. Indirect Costs	22,475
I. TOTAL COSTS…$	70,295

YEAR 3

ISU to Receive from PTC
A. Salaries and Wages	43,075
B. Equipment	0
C. Materials and Supplies	6,000
D. Travel a. Domestic b. Foreign
E. Facilities
F. Other Direct Costs	0
G. TOTAL DIRECT COSTS	49,075
H. Indirect Costs	23,065
I. TOTAL COSTS…$	72,140